Exhibit (a)(2)

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CRESSET PRIVATE EQUITY OPPORTUNITY FUND”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MAY, A.D. 2018, AT 9:27 O`CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
6898117 8100	Authentication: 202749711
SR# 20184190810	Date: 05-23-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:27 AM 05/23/2018
FILED 09:27 AM 05/23/2018
SR 20184190810 - File Number 6898117

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

• First: The name of the trust is Cresset Private Equity Opportunity Fund

• Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801

• Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

• Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Scott P. Conners
Trustee(s)

Name:	Scott P. Conners
Typed or Printed